Exhibit 99.1

FNBH BANCORP INC

101 East Grand River, P.O. Box 800

Howell, Michigan 48844-0800

Phone (517) 546-3150

Fax (517) 546-6275

May 21, 2015

Dear Shareholder,

FNBH Bancorp, Inc. recently reported the following information for the first quarter of 2015 and as of March 31, 2015:

•	Net income of $133,000, compared to net income of $49,000 for the first quarter of 2014
•	Total assets of $325.6 million, increased from $322.8 million at year-end 2014
•	Regulatory capital ratios in excess of those required by the Bank’s Consent Order
➢	Total capital to risk-weighted assets of 16.03%, compared to 11% required ratio
➢	Tier 1 capital ratio of 9.34%, compared to 8.5% required ratio
•	Tangible book value per share of $1.13
•	Reduction in classified loans of $818,000, or 7.75%, since year-end 2014

Please refer to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on Friday, May 15, 2015, for more detailed information.

While much progress has been made, substantial work remains to return the organization to its place as a top-performing bank. Management, the Board of Directors and bank staff are diligently working to improve the Company’s financial performance and are firmly committed to achieving that objective.

Last quarter’s shareholder letter noted our very competitive loan pricing and pursuit of new lending opportunities. Several loans have been closed with shareholders and shareholder referrals since that letter. We greatly appreciate this support and welcome the opportunity to serve your credit needs as well as any loan referrals you may have.

The Company recently filed notice with the SEC to deregister as an SEC-reporting company. This deregistration is expected to become effective as of August 3, 2015, at which time the Company will no longer file annual reports on Form 10-K, quarterly reports on Form 10-Q or current reports on Form 8-K. However, the Company will continue to be audited by an independent accounting firm, and the Company’s subsidiary bank, The First National Bank in Howell, will continue to report detailed quarterly financial results to the Federal Deposit Insurance Corporation (FDIC) via its Call Reports, which are publicly available on the FDIC’s website at www.fdic.gov. Additionally, we intend to expand future quarterly shareholder correspondence.

The Board of Directors authorized deregistration after concluding that the costs of remaining an SEC-reporting company outweighed the benefits. The Board of Directors believes that expense reductions inherent in deregistering its stock will benefit the Company and its shareholders and serve to maximize the long-term value of the Company.

We currently expect the Company’s common stock to continue to be quoted and traded under the symbol “FNHM” on the OTCBB. If you are interested in buying or selling shares of FNBH Bancorp, Inc., please contact either Thomas Dooley or Nick Bicking with Boenning & Scattergood at 866-326-8113 (Products and services are offered through Boenning & Scattergood. Boenning & Scattergood is not affiliated with FNBH Bancorp, Inc.).

On behalf of the FNBH Bancorp family, we thank you for your investment and your commitment to community banking. Be assured that your questions and suggestions are always welcome. Please contact me anytime via the information below.

Cordially,

Ronald L. Long

President and CEO

Rlong@fnbh.com

517-545-2221

DISCLAIMER

Discussions and statements in this letter that are not statements of historical fact, including, without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “intend,” “likely,” “optimistic” and “plan,” and statements about future or projected financial and operating results, plans, projections, objectives, expectations, and intentions and other statements that are not historical facts, are forward-looking statements. Forward-looking statements include, but are not limited to, statements about termination of the Consent Order against our Bank; descriptions of plans and objectives for future operations, products or services; projections of our future revenue, earnings or other measures of economic performance; forecasts of credit losses and other asset quality trends; statements about or expectations regarding any future reverse provision expense or reinstatement of our net deferred tax asset; and descriptions of other steps we may take to improve our capital position. These forward-looking statements express our current expectations, forecasts of future events, or long-term goals and, by their nature, are subject to assumptions, risks, and uncertainties. Although we believe that the expectations, forecasts, and goals reflected in these forward-looking statements are reasonable, actual results could differ materially for a variety of reasons. For example, our loan portfolio may not perform as we expect; we may not be successful with our cost reduction, loan growth, and other initiatives; our federal regulator may not terminate the Consent Order on the timeframe we expect; and/or economic conditions could deteriorate in a manner that further hurts our financial condition or performance.

Our results of operations, cash flows, financial position, and prospects could also be materially and adversely affected by additional factors that are not presently known to us that we currently consider to be immaterial, or that develop after the date of this letter. We cannot assure you that our future results will meet expectations. While we believe the forward-looking statements in this letter are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. We do not undertake, and expressly disclaim, any obligation to update or alter any statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

FNBH Bancorp, Inc.

Consolidated Balance Sheets

(Unaudited)

	March 31	December 31,
	2015	2014
	(in thousands, except per share amounts)
Assets
Cash and due from banks	$32,853	$26,138
Short term investments	198	198
Total cash and cash equivalents	33,051	26,336
Investment securities:
Investment securities available for sale, at fair value	126,342	132,175
FHLBI and FRB stock, at cost	1,140	1,140
Total investment securities	127,482	133,315
Loans held for investment:
Commercial	128,864	132,382
Consumer	18,889	17,593
Real estate mortgage	14,532	10,071
Total loans held for investment	162,285	160,046
Less allowance for loan losses	(7,162)	(7,109)
Net loans held for investment	155,123	152,937
Premises and equipment, net	7,288	7,366
Other real estate owned, held for sale	1,052	1,174
Accrued interest and other assets	1,592	1,698
Total assets	$325,588	$322,826
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$97,890	$102,258
NOW	32,679	31,652
Savings and money market	95,831	88,247
Time deposits	66,251	68,222
Total deposits	292,651	290,379
Accrued interest, taxes, and other liabilities	1,478	1,303
Total liabilities	294,129	291,682
Shareholders' Equity
Preferred stock, no par value.
Series A - Authorized 10,000 shares; no shares issued and outstanding	-	-
Series B - Authorized 20,000 shares; no shares issued and outstanding	-	-
Common stock, no par value. Authorized 40,000,000 shares at March 31, 2015 and December 31, 2014; 27,770,423 shares issued and outstanding at March 31,
2015 and 27,770,143 shares issued and outstanding at December 31, 2014	25,490	25,449
Retained earnings	5,661	5,528
Deferred directors' compensation	183	224
Accumulated other comprehensive income (loss)	125	(57)
Total shareholders' equity	31,459	31,144
Total liabilities and shareholders' equity	$325,588	$322,826

FNBH Bancorp, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months ended March 31,
	2015	2014
	(in thousands, except per share amounts)
Interest and dividend income:
Interest and fees on loans	$1,884	$2,102
Interest and dividends on investment securities:
Taxable	538	368
Tax-exempt	10	12
Other securities	7	10
Interest on short term investments	1	1
Total interest and dividend income	2,440	2,493
Interest expense	140	208
Net interest income	2,300	2,285
Provision for loan losses	-	-
Net interest income after provision for loan losses	2,300	2,285
Noninterest income:
Service charges and other fee income	538	592
Wealth management	-	32
Loss on sale of securities	(1)	-
Other	26	9
Total noninterest income	563	633
Noninterest expense:
Salaries and employee benefits	1,471	1,502
Net occupancy expense	252	237
Equipment expense	86	92
Professional and service fees	343	407
Loan collection and foreclosed property expenses	56	53
Computer service fees	127	129
Amortization expense	10	9
FDIC assessment fees	106	84
Insurance	39	126
Printing and supplies	29	50
Net (gain) loss on sale of OREO/repossessions	(10)	1
Other	209	174
Total noninterest expense	2,718	2,864
Income before federal income taxes	145	54
Federal income tax expense	12	5
Net income	$133	$49
Per share statistics:
Basic and diluted EPS	$0.00	$0.00
Weighted-average common shares outstanding	27,770,379	557,989
Weighted-average common stock equivalents preferred shares
outstanding, as converted	-	25,014,285
Total basic and diluted shares	27,770,379	25,572,274